Exhibit 99.1

Skullcandy Announces Resignation of Mitch Edwards, Chief Financial Officer and General Counsel

PARK CITY, UTAH – March 5, 2012 – Skullcandy, Inc. (NASDAQ: SKUL), a performance audio lifestyle brand, today announced that Mitch Edwards, Chief Financial Officer and General Counsel, has advised the Company of his decision to resign to pursue other opportunities, including charitable and humanitarian activities. To facilitate an orderly transition, Mr. Edwards has agreed to continue in his role as Chief Financial Officer and General Counsel until April 1, 2012 and has indicated his willingness to remain available to consult with the Company on an as-needed basis during the Company’s search for a new chief financial officer.

Jeremy Andrus, Skullcandy’s President and Chief Executive Officer stated, “Mr. Edwards has played a significant role at the company and was instrumental in the IPO process and transition to a public company, as well as in closing two important acquisitions. We thank him for his many contributions and wish him the best in his future endeavors.”

“I am proud of our accomplishments over the past two years as we have transformed Skullcandy from a private company to a public company with rapidly-expanding international operations,” said Mr. Edwards. “I am grateful for the opportunity to have been part of the Skullcandy family during this exciting period of infrastructure and overall growth, and thank our amazing employees, global partners and customers for their support and friendship. While I am ending my role as chief financial officer and general counsel of the company, I will remain a fan and shareholder of Skullcandy.”

The Company, with the aid of its board of directors, has launched an active search for a permanent Chief Financial Officer and retained Gent & Associates to lead the search. In the interim, Ron Ross, Vice President of Finance will assume the responsibilities of the principal accounting officer until a permanent successor is appointed. Mr. Ross has been with the Company since 2008.

About Skullcandy, Inc.

Skullcandy became the world’s most distinct audio brand by bringing color, character and performance to an otherwise monochromatic space; revolutionizing the audio arena by introducing headphones, earbuds and other audio and wireless lifestyle products that possess unmistakable style and exceptional performance. From the award-winning, optic-inspired Roc Nation Aviator headphones to the evolutionary fitting FIX earbuds and a roster of the world’s finest athletes, musicians and artists, Skullcandy continues to redefine world-class audio performance and style. Visit skullcandy.com, or join us at facebook.com/skullcandy or on Twitter @skullcandy.

Contacts

Media:

Janet Reinhardt

646-277-1225

Janet.Reinhardt@icrinc.com

Investors:

John Rouleau

203-682-8342

John.Rouleau@icrinc.com